SEPARATION AGREEMENT


         WHEREAS, CARL IBERGER and DIANON SYSTEMS, INC. ("Company") wish to end the employment relationship between them and wish to resolve any and all claims, disputes or causes of action that do or may exist between them;

         NOW THEREFORE, in consideration of the mutual covenants and other valuable considerations contained herein, the Company and CARL IBERGER agree as follows:

         1. CARL IBERGER resigns his full-time employment and his officer positions with the Company effective as of September 27, 1996.

         2. The Company shall pay CARL IBERGER separation pay, subject to applicable deductions, in the amount of twenty-six thousand, six hundred eighty-three dollars ($26,683) representing the difference between pay at his last rate of base salary for the period of nine months after termination (the "Separation Period") and the gross amount of a performance bonus awarded him during the course of his employment. This separation pay shall be paid in equal installments on regular payroll dates of the Company throughout the Separation Period.

         3. The Company shall pay CARL IBERGER the bonus he would have received under the Company's 1996 Management Incentive Program had his employment continued through the date on which payments under said program are made. This payment will be made at the same time payments to other Management Incentive Program participants are made.

         4. CARL IBERGER agrees to comply with the provisions of the Employee Proprietary Information Agreement appended to this Agreement as Exhibit A, subject to Paragraph 9 of this Agreement.

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         5.  CARL  IBERGER   agrees  to  cooperate  with  the  Company  and  its
representatives regarding any claims or potential claims or litigation by or against the Company involving matters about which CARL IBERGER possesses knowledge. It is the intent of the parties to require CARL IBERGER's physical presence at a site remote from his home or business only when necessary to the effective delivery of such cooperation.

         6. CARL IBERGER, agrees to make himself reasonably available to consult with the Company on financial and administrative matters during the Separation Period.

         7. CARL IBERGER, on behalf of himself, his executors, administrators and assigns, hereby releases the Company, its affiliates, and their respective directors, officers, agents, employees, benefit plans, fiduciaries and administrators of such benefit plans and their successors and assigns (hereinafter "Released Company Parties") from any and all claims or causes of action of any kind arising on or before the date he signs this Agreement, other than vested rights under benefit plans, which CARL IBERGER has, had or may have against any of them, whether or not now known arising from CARL IBERGER's recruitment for employment with the Company, his employment or officer positions with the Company, or the termination of his employment and officer positions with the Company, including without limitation any claims under the Age Discrimination in Employment.

         8. CARL IBERGER on behalf of himself, his heirs, executors, administrators and assigns, further agrees never directly or indirectly to commence or prosecute, or to permit or advise to be commenced or prosecuted, any action, proceeding, or charge against any Released Company Party, in any state or federal court, administrative agency or arbitral forum with respect to any matter whether or not known, for any claim based upon any act, transaction,

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practice,  conduct,  or omission that  occurred  prior to the date he signs this
Agreement, including but not limited to, rights under the Age Discrimination in Employment Act or any other federal, state, or local laws prohibiting age, race, sex, national origin, religion, or other forms of discrimination, claims for breach of contract or promissory estoppel or tort, and claims growing out of any legal restrictions on the Company's right to terminate its employees or officers which he now has, or claims to have, or which at any time heretofore had, or which at any time hereafter may have.

         9. Notwithstanding the provisions of the Employment Proprietary Information Agreement attached hereto as Exhibit A, the Company releases CARL IBERGER from the obligation not to engage in any similar or competitive business entity or research as of the expiration of the Separation Period. The parties further agree that should CARL IBERGER engage in such activity or research with any entity principally engaged in urology testing and/or pathology testing during the Separation Period, the Company's obligation to make payments pursuant to Paragraphs 2 and 3 of this Agreement shall terminate without affecting the remaining provisions of this Agreement.

         10. The Company hereby releases CARL IBERGER from any and all claims or causes of action of any kind arising on or before the date it executes this Agreement, which the Company has had or may have against him, whether or not now known, except any claims involving improper actions by CARL IBERGER with the intent or effect of personal gain to CARL IBERGER.

         11. The parties recognize and agree that this Agreement does not and shall not constitute an admission of liability or wrongdoing by any Released Company Party.

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         12. The parties agree that, except as necessary to comply and to obtain compliance with this Agreement, or to comply with any federal, state, or local law, they will not disclose the terms of this Agreement.

         13. In the event CARL IBERGER files a claim, lawsuit or complaint against any Released Company Party in any court or governmental agency with respect to the claims he has released under this Agreement, CARL IBERGER shall be liable for all costs and expenses including legal fees, incurred by any Released Company Party in defense of that action. In the event the Company files a claim, lawsuit or complaint against CARL IBERGER in any court or governmental agency with respect to the claims it has released under this Agreement, the Company shall be liable for all costs and expenses, including legal fees, incurred by CARL IBERGER in defense of that action.

         14. CARL IBERGER represents that he has carefully read and completely understands this Agreement and that he has entered into this Agreement voluntarily after having had an opportunity to consult with his legal advisors, which he has been encouraged to do in writing by the Company (Exhibit B).

         15. CARL IBERGER acknowledges that the commitments, waivers and releases he gives in this agreement are in exchange for valuable consideration to which he is not otherwise entitled, and which constitutes a full accord and satisfaction of any claims he may have against any Released Party.

         16. CARL IBERGER acknowledges that he has been given twenty-one (21) days to review the waivers and releases contained in this Agreement prior to signing it.

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         17. CARL IBERGER  shall have seven (7) days after the execution of this
Agreement to revoke the waivers and releases contained in this Agreement and this Agreement shall not be effective unless and until those seven (7) days have elapsed without CARL IBERGER so revoking.

         18. This Agreement constitutes the entire Agreement of the parties on the subject matter hereof and supersedes any and all prior agreements, understandings or commitments, oral or written.

         19. This Agreement shall be governed by applicable Federal law and the laws of the State of Connecticut.


                                            CARL IBERGER


Dated:  9/19/96                             Signature:  /s/ Carl Iberger
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                                            DIANON SYSTEMS, INC.


Dated:  9/19/96                             Signature:  /s/ Kevin C. Johnson
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